For Immediate Release

Contact: Donald Miller-Jones Chief Financial Officer +7-095-132 7012 dmillerjones@moscowcablecom.com	Or: Barbara Cano Breakstone & Ruth International (646) 536-7015 bcano@breakstoneruth.com

Moscow CableCom Corp. Announces First Quarter 2005 Results

New York, NY – May 17, 2005 – Moscow CableCom Corp. (NASDAQ: MOCC) today announced its results of operations for the three months ended March 31, 2005.  For this period, the Company incurred a net loss of $2,047,000, compared to a net loss of $846,000 for the three months ended March 31, 2004. After deducting $56,000 of preferred dividends and $10,781,000 for amortization of the beneficial conversion feature of the Series B Convertible Preferred Stock and warrants issued in connection with the Columbus Nova financing consummated in January 2005, the loss applicable to common shares was $12,884,000 or $1.46 per share, basic and diluted based on 8,812,000 weighted average shares outstanding for the period.  The number of total shares outstanding does not include the effects of 4,500,000 shares of Series B Convertible Preferred Stock that are convertible into the Company’s Common Stock on a share-for-share basis.  These results compare to a net loss applicable to common shares of $917,000 or $0.20 per share, basic and diluted, for the three months ended March 31, 2004, which was based on 4,632,000 weighted average shares outstanding.

The non-cash beneficial conversion feature increased our net loss per share by $1.22 during the quarter ended March 31, 2005.

Revenues for the three months ended March 31, 2005 totaled $2,231,000, an increase of 61.9% from the $1,378,000 of revenues reported for the comparable period ended March 31, 2004.  This improved revenue includes an increase of $989,000, or 82.3%, in monthly subscription revenues from the delivery of television and Internet access services through the Company’s expanding network in Moscow, Russia.

Warren L. Mobley, the Company’s President and Chief Executive Officer stated, “This quarter represents the beginning of a period in the Company’s growth during which we expect to create the premier cable television and Internet access company in Moscow.  We believe that the receipt of significant financing and the additional funds available as we hit our targets will allow us to expedite the growth of the Company’s network, expand the services offered and, as a result, further extend our already impressive record of revenue growth.”

About Moscow CableCom

Moscow CableCom Corp., (www.moscowcablecom.com), is a US-based company quoted on the NASDAQ NM under the ticker “MOCC”.  The Company owns 100% of ComCor-TV ("CCTV"), a Moscow-based hybrid-fiber coaxial pay-TV and Internet service provider that has licenses to provide telecommunications services to 1.5 million homes and businesses in Moscow.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements may contain words such as “expects,” “anticipates,” “plans,” “believes,” “projects” and words of similar meaning.  These statements relate to our future business and financial performance, including CCTV's development, including its ability to attract new subscribers, to continue to expand its network, to achieve positive cash flow and its ability to raise funds for CCTV's development.  These statements are based on management's best assessment of Moscow CableCom's and CCTV's strategic and financial position and of future market conditions and trends and involve substantial risks and uncertainties.  The actual outcome may differ materially from these statements.  Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements, including lack of operating history of CCTV, liquidity difficulties, developments in the marketplace for cable services in Moscow, Russia, technological changes, operating in the Russian Federation, including general economic, political, social and tax conditions and legislative and regulatory matters affecting the cable industry, and changes in generally accepted accounting principles are described in the our Transition Report on Form 10-K for the ten-month period ended December 31, 2004 and other public filings made by us with the Securities and Exchange Commission, which descriptions are incorporated herein by reference.  There may be other risks that we have not described that may adversely affect our business and financial condition.  We disclaim any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

[Financial Tables Follow]

MOSCOW CABLECOM CORP.
Consolidated Condensed Balance Sheets
(In thousands, except per share data)

	March 31, 2005	December 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,610	$ 1,817
Marketable securities	4,004	-
Accounts and other receivables, less allowance for doubtful accounts of $94 and $90	212	192
Inventories	516	681
Taxes receivable	2,024	1,751
Prepaid expenses and other current assets	3,104	1,291

Total current assets	36,470	5,732
Property, plant and equipment, net	17,333	17,019
Construction in progress and advances	5,724	4,547
Prepaid pension expense	4,973	4,927
Intangible assets, net	5,305	5,456
Goodwill	5,115	5,115
Investment in Institute for Automated Systems	7,528	7,585
Other assets	1,694	1,383

Total assets	$84,142	$51,764
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$ 598	$ 4,598
Payable to affiliate	326	1,584
Accounts payable	1,411	1,884
Accrued liabilities	4,874	2,666

Total current liabilities	7,209	10,732
Long-term debt, less current maturities	20,829	2,371
Other long-term obligations	1,293	1,212
Deferred income taxes	4,311	4,353

Total liabilities	33,642	18,668
Commitments and contingencies
Stockholders’ equity:
Series A cumulative convertible preferred stock, no par value; authorized 800,000 shares; 115,044 shares issued and outstanding; liquidation preference $18.75 per share	2,792	2,792
Series B convertible preferred stock, $.01 par value; authorized 25,000,000 shares, issued and outstanding 4,500,000 shares	45	-
Common stock, $.01 par value; authorized 40,000,000 shares; issued and outstanding 8,834,065 and 8,799,541 shares, respectively	88	88
Treasury stock, at cost, 24,500 shares	(180)	(180)
Additional paid-in capital	65,489	35,246
Accumulated deficit	(17,734)	(4,850)

Total stockholders’ equity	50,500	33,096

Total liabilities and stockholders’ equity	$84,142	$51,764

MOSCOW CABLECOM CORP.

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31, 2005	March 31, 2004

Sales and revenues
Subscription fees, connection fees and equipment sales	$2,189	$1,200
Other	42	178

Total revenue	2,231	1,378

Cost of sales
Services from related party	371	297
Salaries and benefits	275	301
Depreciation and amortization	414	303
Other	428	249

Total cost of sales	1,488	1,150

Gross margin	743	228

Operating expenses
Salaries and benefits	1,303	779
Depreciation	100	119
General and administrative	1,029	925

Total operating expenses	2,432	1,823

Loss from operations	(1,689)	(1,595)

Equity in losses of Institute for Automated Systems	(57)	(132)
Investment income and other income	249	356
Interest expense	(579)	(60)
Foreign currency translation (loss)	(3)	(7)

Loss before income taxes	(2,079)	(1,438)
Income tax benefit	32	67
Losses of subsidiaries prior to consolidation	-	525

Net loss	(2,047)	(846)
Preferred dividends	(56)	(71)
Amortization of beneficial conversion feature	(10,781)	-

Net loss applicable to common shares	$(12,884)	$ (917)

Earnings per common share:
Basic and diluted	$(1.46)	$ (0.20)

# # #